Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

Glendale, California – April 29, 2008 – For the quarter ended March 31, 2008, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $156.6 million and net income of $26.1 million, or $0.28 per share on a fully diluted basis. This compares to revenue of $93.7 million and net income of $15.4 million, or $0.15 per share on a fully diluted basis, for the same period in 2007.

“After a solid quarter for many DreamWorks Animation titles, we are now looking forward to our next theatrical release, Kung Fu Panda, which opens domestically on June 6th,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “This marks the start of an important 12-month period for the Company, in which we will release three feature films, including our first in 3D, and launch our first live entertainment show, Shrek the Musical, on Broadway this December.”

For the quarter, the Company’s latest release, Bee Movie, contributed $48.9 million of revenue, driven by its release into the home entertainment market and additional international box office receipts. Through the first quarter, Bee Movie had reached approximately $287 million in worldwide box office and an estimated 4.8 million home entertainment units shipped, net of actual returns and estimated future returns.

Shrek the Third, the Company’s 2007 summer blockbuster, contributed approximately $48.3 million of revenue during the first quarter of 2008, primarily from international home entertainment. Through the end of the first quarter, Shrek the Third had reached an estimated 19.8 million units shipped worldwide, net of actual returns and estimated future returns.

Additional revenue for the quarter was driven by the Company’s 2005 hit, Madagascar, which contributed approximately $15.9 million, primarily from international free television and continued catalogue home video performance. Flushed Away, the Company’s 2006 fall release, delivered $12.6 million of revenue driven by international pay television and catalogue home video performance. Through the first quarter, Flushed Away had reached an estimated 7.3 million units shipped worldwide, net of actual returns and estimated future returns.

Wallace & Gromit: The Curse of the Were-Rabbit, contributed approximately $8.1 million of revenue primarily from domestic network television. Over the Hedge delivered $4.1 million of revenue, primarily from continued catalogue home entertainment performance. Library and other titles contributed $18.7 million of revenue to the Company in the first quarter.

Cost of revenue for the quarter equaled $95.8 million while selling, general and administrative expenses (SG&A) totaled $26.9 million, including $9.7 million of stock compensation expense.

Results for the quarter also included a tax benefit of approximately $11.0 million related to the Company’s tax sharing agreement with a stockholder, which resulted in a lower effective tax rate. This benefit was partially offset by a $9.4 million increase in cost for the income tax benefit payable to the stockholder (as shown on the consolidated statement of income before the line item, “income before income taxes”), resulting in an overall net increase to net income of $1.6 million, or an estimated $0.02 per share on a fully diluted basis.

Looking ahead to the remainder of the year, the Company reiterated its expectation that results will primarily be driven by the performance of Kung Fu Panda, which opens domestically on June 6, 2008. Because its distributor must first recoup upfront marketing and distribution costs, the Company expects the majority of the film’s revenue to be recognized in the second half of the year.

The Company’s fall release, Madagascar: Escape 2 Africa, is scheduled to open domestically on November 7, 2008. As is typical in the quarter of a film’s theatrical release, the Company does not anticipate generating significant revenue in the fourth quarter from the title, as its distributor likely will not have recouped its upfront marketing and distribution costs.

In addition to results for the quarter, the Company provided an update to its share repurchase program. Year to date, the Company purchased approximately $88.0 million, or 3.7 million shares, at an average per-share price of approximately $24.00 and has approximately $62.0 million remaining under its current program.

Items related to the earnings release for the first quarter of 2008 will be discussed in more detail on the Company’s first quarter 2008 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, April 29, 2008, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 288-8968 in the U.S. and (612) 332-0107 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, April 29, 2008. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 918122 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of fifteen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third and Bee Movie. DreamWorks Animation’s 2008 feature film releases include Kung Fu Panda, in theaters on June 6 and Madagascar: Escape 2 Africa, in theaters on November 7. Monsters vs. Aliens, the Company’s first film produced in 3D, is slated for a domestic release date of March 27, 2009.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED **

DreamWorks Animation SKG, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)
	(in thousands,
	except par value and share
	amounts)
Assets
Cash and cash equivalents	$309,439	$292,489
Trade accounts receivable, net of allowance for doubtful accounts	15,562	3,470
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	155,629	272,647
Film costs, net	549,856	541,917
Prepaid expenses and other assets	36,987	47,609
Property, plant, and equipment, net of accumulated depreciation and amortization	90,065	86,772
Deferred taxes, net	46,020	48,664
Goodwill	34,216	34,216

Total assets	$1,237,774	$1,327,784

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	6,699	3,169
Accrued liabilities	71,409	107,969
Payable to stockholder	44,055	68,371
Income taxes payable	11,337	31,651
Deferred revenue and other advances	59,014	24,561
Obligations under capital leases	165	488
Borrowings and other debt	70,059	70,059

Total liabilities	262,738	306,268
Commitments and contingencies
Minority interest	2,941	2,941
Total stockholders’ equity	972,095	1,018,575

Total liabilities and stockholders’ equity	$1,237,774	$1,327,784

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2008	2007
	(in thousands, except per share amounts)
Revenues	$156,567	$93,728
Costs of revenues	95,750	53,479

Gross profit	60,817	40,249
Selling, general and administrative expenses	26,858	25,770

Operating income	33,959	14,479
Interest income, net	2,983	6,271
Other income, net	777	1,444
Increase in income tax benefit payable to stockholder	(9,430)	(5,817)

Income before income taxes	28,289	16,377
Provision for income taxes	2,190	977

Net income	$26,099	$15,400

Basic net income per share	$0.28	$0.15

Diluted net income per share	$0.28	$0.15

Shares used in computing net income per share
Basic	92,314	103,367
Diluted	92,416	103,687

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Operating activities
Net income	$26,099	$15,400
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	92,511	51,159
Stock compensation expense	9,695	9,554
Depreciation and amortization	2,424	1,937
Revenue earned against deferred revenue and other advances	(2,552)	(3,730)
Deferred taxes, net	2,644	(581)
Change in operating assets and liabilities:
Trade accounts receivable	(12,092)	578
Receivable from Paramount	117,018	79,088
Film costs	(99,246)	(86,456)
Prepaid expenses and other assets	10,499	(48)
Accounts payable and accrued liabilities	(33,074)	7,272
Payable to stockholder	(24,316)	(16,178)
Income taxes payable, net	(20,369)	1,010
Deferred revenue and other advances	38,473	29,020

Net cash provided by operating activities	107,714	88,025

Investing activities
Purchases of property, plant and equipment	(6,775)	(650)

Net cash used in investing activities	(6,775)	(650)

Financing Activities
Payments on capital leases	(323)	(225)
Receipts from exercise of stock options	120	235
Excess tax benefits from employee equity awards	51	349
Purchase of treasury stock	(83,837)	(35,152)

Net cash used in financing activities	(83,989)	(34,793)

Increase in cash and cash equivalents	16,950	52,582
Cash and cash equivalents at beginning of period	292,489	506,304

Cash and cash equivalents at end of period	$309,439	$558,886

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$19,864	$199

Cash paid during the period for interest, net of amounts capitalized	$342	$53